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                                                                  EXHIBIT 10.6

                             AMENDED AND RESTATED
                            MTBE OFF-TAKE AGREEMENT

    AMENDED AND RESTATED AGREEMENT, dated as of August 16, 1995 but effective October 1, 1994 by and between Belvieu Environmental Fuels, a Texas general partnership ("BEF") and Sun Company, Inc. (R&M), a Pennsylvania corporation ("SUN"). BEF and SUN are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

                                  WITNESSETH

    Whereas, BEF is a partnership formed among Liquid Energy Fuels Corporation, Enterprise Products Company and SUN BEF, Inc. (collectively, the "Partners") pursuant to the terms of a Partnership Agreement dated May 1, 1992 (as the same may be amended, supplemented or otherwise modified from time to time, the "Partnership Agreement");

    Whereas, SUN BEF, Inc. is a wholly owned subsidiary of SUN;

    Whereas, pursuant to the Partnership Agreement, BEF has constructed, owns, and is operating a dehydrogenation facility for the production of MTBE;

    Whereas, BEF and SUN entered into an MTBE Off-Take Agreement, dated as of May 1, 1992, and amended by an Amendment to MTBE Off-Take Agreement effective October 7, 1992 ("First Amendment") and a Second Amendment to MTBE Off-Take Agreement effective April 15, 1994 ("Second Amendment") pursuant to the terms of which BEF agreed to sell and SUN agreed to purchase all of the MTBE produced at such facility (as amended, the "Existing Agreement");

    Whereas, BEF and SUN have agreed to certain further amendments to the Existing Agreement and have agreed to amend and restate the Existing Agreement to
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include all of the modifications set forth in the First Amendment and Second
Amendment as well as such further amendments agreed to herein;

    Now, Therefore, in consideration of the foregoing and the mutual and dependent agreements hereinafter set forth, the Parties agree to amend and restate the Existing Agreement in this Amended and Restated MTBE Off-Take Agreement (as the same may be further amended, supplemented or otherwise modified from time to time, this "Agreement") as follows:

                            ARTICLE I - DEFINITIONS

1.1 "Affiliate" means, as to the Party specified, an entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, and is under common control with, such Party.

1.1A "Bank Loan Agreement" means the Amended and Restated Credit Agreement among BEF, Chemical Bank, as administrative agent, The Bank of Nova Scotia and The Bank of Tokyo Trust Company, as co-agents, and the other financial institutions from time to time parties thereto, as further amended, supplemented or otherwise modified from time to time.

1.1B "Bank Loan Documents" means the Bank Loan Agreement and each of the Loan Documents (as defined in the Bank Loan Agreement), as each may be amended, supplemented or otherwise modified from time to time.

1.1C "Bank Obligations" means the unpaid principal, interest and all other amounts owing by BEF under or in connection with any of the Bank Loan Documents, whether on account of principal, interest, fees or other monetary obligations owing pursuant to subsection 2.11, 2.12, 2.13, 2.14, 9.5(a), 9.5(b) or 9.5(d) of
the Bank Loan Agreement or Section 11 of the Assignment and Security Agreement (it being understood that Bank Obligations shall exclude contingent liabilities).

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 2
August 14, 1995
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1.2 "Barrel" shall consist of forty-two (42) U.S. gallons of 231 cubic inches each at 60 degrees F.

1.3 "Floor Production" shall be the first 193,450,000 gallons of MTBE produced by the Facility during each of the Permanent Financing Years.

1.4 "Floor Production Revenues" means for any Month the amount determined by multiplying that Month's Purchase Price (determined in accordance with Article VI 6.2(b)(i) of this Agreement) times that Month's Floor Production.

1.5 "Contract Year" means each annual period beginning on June 1 and ending on the following May 3l. The first Contract Year shall begin on June 1, 1995.

1.5A "Conversion Date" shall have the meaning assigned thereto in the Bank Loan Agreement.

1.6 "Contract Quantity" means the actual quantity of Product, stated in gallons, purchased by and delivered to SUN under this Agreement in any Calendar Month.

1.6A "Contract Quarter" shall mean a three Month period beginning with June 1, September 1, December 1 or March 1 of any Contract Year.

1.7 "Delivery Point" means, as to product, the point of tie-in at Mont Belvieu, Texas, between the Facility and a pipeline designated by SUN at Mont Belvieu, Texas.

1.8 "Non-Floor Production" shall be all volumes, stated in gallons, of MTBE actually produced by the Facility in excess of Floor Production during each of the Permanent Financing Years.

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 3
August 14, 1995
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1.8A "Excess Volume" shall mean, for any Contract Quarter. the volume of Product delivered during such Contract Quarter, if any, in excess of the product of 588,000 gallons times the number of days in such Contract Quarter.

1.9 "Facility" means the isobutane dehydrogenation and MTBE production facility, having a minimum annual design production capacity of 193,450,000 gallons of MTBE, which BEF shall cause to be engineered and constructed at Mont Belvieu, Texas.

1.10 "Facility Shutdown" shall mean the halting of operation of the Facility.

1.11 "Force Majeure" shall have the meaning set forth in Section 9.1 hereof.

1.12 "Initial Deliveries" shall mean the date on which Product produced at the Facility is first available for sale and delivery in minimum and commercially transportable quantities of at least 25,000 barrels.

1.13 "Mechanical Completion" means that date, determined pursuant to the Construction Agreements, as defined in the Partnership Agreement, when the Facility is mechanically and structurally complete such that commissioning of the Facility may be commenced in a safe and orderly manner.

1.14 "Month" or "Calendar Month" shall mean a period of time commencing at 7:00 a.m., Houston, Texas, time, on the first day of any calendar Month and ending at 7:00 a.m., Houston, Texas, time, on the first day of the next succeeding calendar Month.

1.15 "Monthly Floor Price Revenues" means for any Month the amount determined by multiplying that Month's Floor Production times that Month's Monthly Floor Price (determined in accordance with Exhibit A attached hereto).

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 4
August 14, 1995
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1.16 "Monthly Market Price Revenues" means for any Month the amount determined by multiplying that Month's Market Price (determined in accordance with Section 6.3) times that Month's Floor Production.

1.17 "Official Meter" means a turbine meter installed and operated in accordance with API Standard 2534 "Measurement of Liquid Hydrocarbons by Turbine Meter System" and is a mutually acceptable measuring device for quantities of Product delivered by pipeline hereunder.

1.18 "Partnership" means the general partnership between the Partners created by and pursuant to Article 2 of the Partnership Agreement.

1.19 "Permanent Financing" shall mean (i) the Term Loans to be made on the Conversion Date pursuant to the Bank Loan Agreement (in an aggregate principal amount not exceeding $176,000,000.00) and (ii) any other initial long-term financing incurred by the Partnership in substitution for the Term Loans referred to above, including in the case of clauses (i) and (ii) above, any total or partial extensions, renewals, replacements or refinancings thereof. As they relate to the Term Loans and where used herein, the following phrases shall have the meanings set forth below:

(a) "date on which the term of Permanent Financing begins" and similar phrases relating to the commencement of the Permanent Financing shall mean the Conversion Date,

(b) "end of the period of Permanent Financing" and similar phrases relating to the repayment of the Permanent Financing shall mean the date on which all of the Bank Obligations shall have been indefeasibly paid in full and in cash, and

(c) "term of or period of Permanent Financing", any "period during which any amount is outstanding on the Permanent Financing" and similar


Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 5
August 14, 1995
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     phrases shall mean the period from the Conversion Date to the date on which all of the Bank Obligations shall have been indefeasibly paid in full and in cash.

1.20 "Permanent Financing Year" means (until the end of the period of Permanent Financing) each annual period beginning June 1 and ending on the following May
31. The first Permanent Financing Year shall begin on June 1, 1995.

1.20A "Posted Spot Price" shall be, for any Month, the arithmetic monthly average of the arithmetic daily average of high and low prices, stated in cents per gallon, for spot MTBE for U. S. Gulf Coast delivery during such Month as reported by Platts Oilgram Price Report or other mutually agreeable service.

1.21 "Product" or "MTBE" means methyl tertiary butyl ether meeting the minimum specifications set forth in Exhibit B attached hereto, as the same may be revised from time to time by written agreement of the Parties. "Off-Spec Product" means methyl tertiary butyl ether which does not meet the minimum specifications set forth in Exhibit B attached hereto, as the same may be revised from time to time by written agreement of the Parties.

1.22 "Production Shortfall" means the Facility's inability to deliver to SUN an average minimum daily quantity of 424,000 gallons over a period of at least ninety (90) consecutive days.

1.23 "Start-Up" means the last day of the Calendar Month in which production, over a consecutive thirty (30) day period, first equals or exceeds an average of 424,000 gallons of MTBE per day. In no event, however, shall Start-Up be later than the first day of the Month following the date that is four (4) months after Mechanical Completion.

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 6
August 14, 1995
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1.24 "Term Loans" shall have the same meaning as set forth in subsection 2.1 of the Bank Loan Agreement and shall include any total or partial extensions, renewals, replacements or refinancings thereof.

                        ARTICLE II - SUPPLY OF PRODUCT

     During the term hereof, BEF agrees to sell and deliver, and SUN agrees to buy and accept delivery from BEF of all of the production of Product produced by the Facility, at prices determined under and in accordance with the other terms and conditions of this Agreement.

                   ARTICLE III - DETERMINATION OF QUANTITIES

3.1 BEF Quarterly Estimate. BEF will provide SUN, at least fifteen (15) days prior to the first day of each calendar quarter, with an estimate of its production of Product, by Month, for the next succeeding twelve (12) Month period. It is understood that such estimate is for the purpose of facilitating scheduling only and is not binding on either Party.

3.2 Monthly Quantities. BEF shall provide SUN in writing at least fifteen (15) days prior to the first day of each Month a schedule indicating the quantity of Product to be delivered by BEF in such Month.

3.3 Daily Quantities. Subject to Article IX, BEF shall make every reasonable effort to operate the Facility for delivery and SUN shall accept delivery of Product at an approximately even daily rate consistent with the monthly quantity scheduled under Section 3.2 above.

3.4 Determination of Contract Quantity. The actual quantity of Product delivered shall be measured at or near the Delivery Point by means of the Official Meter or any other mutually agreed upon method.

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 7
August 14, 1995
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                             ARTICLE IV - DELIVERY

4.1 Generally. Product sold and purchased hereunder shall be delivered by pipeline to the Delivery Point. Title to and risk of loss of Product ordered hereunder shall pass from BEF to SUN as it passes the Delivery Point.

4.2 Measuring and Sampling Facilities. At no cost to SUN, BEF shall cause to be furnished and installed at a mutually acceptable location at the Facility, and shall operate and maintain, an Official Meter and meter proving (including adequate sampling) facilities to properly measure and sample Product to be delivered under this Agreement. Said measuring and sampling facilities shall remain the property and responsibility of BEF.

4.3  Inspection.

     (a) All valves shall be inspected and all meters shall be inspected and proved twice monthly by BEF, at approximately fifteen (15) day intervals, and, if SUN elects, in the presence of SUN's representative. At the time of such inspection, all necessary adjustments and repairs shall be made.

     (b) If, at any time, any of the measuring or testing equipment is found to be out of service, or registering inaccurately, in any percentage, it shall be adjusted as promptly as possible to read accurately, within the limits prescribed by the manufacturer of such equipment. If such equipment is out of service or inaccurate by an amount exceeding one quarter of one percent (0.25%) at a reading corresponding to the average rate of flow for the period since the last preceding regular test, the previous reading of such equipment shall be disregarded for any period definitely known or agreed upon, or if not so known or agreed upon, for a period of eight (8) days or one-half of the elapsed time since the last regular test, whichever is shorter. The quantity of Product delivered during such period shall be determined (i) by using the data recorded by any check measuring equipment, if installed and accurately registering; or
(ii) by correcting the error if the percentage of error is ascertainable by

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 8
August 14, 1995
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calibration, test or mathematical calculations: or (iii) if neither of such methods is feasible, by estimating the quantity delivered using the best available technique based upon the period when the equipment was registering accurately. No correction shall be made for recorded inaccuracies of one quarter of one percent (0.25%) or less.

     (c) SUN and BEF shall have the right to inspect equipment installed or furnished by the other, and the charts and other measurement or testing data of the other, at all times during business hours: but the reading, calibration and adjustment of such equipment and changing of charts shall be the responsibility of the Party installing and furnishing the equipment. Each Party shall preserve all original test data, charts and other similar records or microfilm thereof, in such Party's possession, for a period of at least twenty-four (24) Months.

4.4 Pipeline Construction and Pressure. At its sole expense, BEF will construct, maintain and operate, as a part of the Facility, a pipeline for tendering Product to SUN at the Delivery Point at a flow rate of approximately one thousand barrels per hour (1,000 BPH) and pressure of approximately five hundred fifty pounds per square inch gauge (550 PSIG). The Maximum Allowable Operating Pressure (MAOP) is 1,000 pounds per square inch gauge (PSIG). Under present operating conditions, the pipeline pressure will normally range between 300 PSIG and 550 PSIG.

4.5 Delivery Pressure. BEF shall deliver Product sold and purchased hereunder to SUN at the Delivery Point at the pressure specified by SUN so long as that pressure is within the pipeline's normal pressure ranges and results in normal flow rate specified above in Section 4.4. BEF will give SUN prompt notice as soon as possible of planned increases above 550 PSIG and above 1,000 BPH.

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 9
August 14, 1995
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                 ARTICLE V - DETERMINATION OF PRODUCT QUALITY

5.1  Determination of Product Quality.

     (a) With respect to all deliveries, BEF, at its expense, will arrange for three (3) still tank composite samples to be taken and one sample will be tested and certified in accordance with any pipeline transportation requirements prior to shipment. Samples will be retained ten (10) days and discarded unless SUN requests analysis to determine if the Product delivered met the minimum specifications set forth in Exhibit B.

     (b) At the request of SUN under subsection (a) above, one (1) of the two
(2) remaining samples taken shall be delivered to SUN or its designee with the remaining sample being retained by BEF. If SUN performs its own analysis and reports a difference between its analysis and BEF's analysis and such difference cannot be reconciled within one (1) week of such report by SUN, the remaining sample taken and retained by BEF shall be submitted to a competent outside laboratory agreeable to both Parties for referee analysis. The cost of such independent analysis shall be borne equally by each Party and the results of such analysis shall be binding on the Parties.

5.2 Quality Adjustments. The benefit or cost of any quality adjustments to comply with the quality permitted for shipping Product by a pipeline transportation system shall be for the account of BEF. No quality adjustment will be permitted if Product is segregated at Sun's request for the express purpose of maintaining the Product's quality. Any additional cost of such segregation would be for the account of SUN.

5.3 Off-Spec Product. Notwithstanding any other provision to the contrary contained herein, BEF agrees to sell and deliver, and SUN agrees to buy and accept delivery from BEF in accordance with the terms and conditions of this Agreement, all Off-Spec Product produced by the Facility; provided, however, such Off-Spec Product must be acceptable to SUN's commercial transporter, and the price payable for such Off-Spec Product shall be determined in accordance with Section 6.10 below.


Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 10
August 14, 1995
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                   ARTICLE VI - PURCHASE PRICE AND PAYMENT

6.1 The amount due for Product delivered each Month pursuant to this Agreement shall equal the Contract Quantity delivered during such Month multiplied by the appropriate Purchase Price determined in accordance with 6.2 below. During certain periods the Contract Quantity will be divided into Floor and Non-Floor Production in order to apply the appropriate Purchase Price.

6.2 The Purchase Price for MTBE delivered each Month pursuant to this Agreement shall be as follows:

     (a) During the period prior to the first Contract Year, the Purchase Price for volumes of MTBE delivered for such Month shall be the Toll Fee Price (defined in Section 6.3(c)) for such Month; provided, however, the 40.3 cents per gallon fixed component of such Toll Fee Price shall be reduced to 27.5 cents per gallon for the volume of MTBE delivered during such Months prior to October 1, 1994.

     (b) During the first five Contract Years or, the period beginning with the first Month of the first Contract Year and ending with the last Month during which any amount is outstanding on the Permanent Financing whichever ends later:

         (i) The Purchase Price for volumes of MTBE delivered for such Month which are considered Floor Production shall be the amount, stated in cents per gallon (rounded to the nearest hundredth of a cent - xx.xx cents), that results from the following computation:

                                         V - W
                       PURCHASE PRICE =  -----
                                           Z

Wherein:

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 11
August 14, 1995
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     (V) means the greater of the year-to-date sum (for the Permanent Financing
         Year which includes the Month for which the Purchase Price is being determined), through the Month for which the Purchase Price is being determined, of i) the Monthly Floor Price Revenues or ii) the Monthly Market Price Revenues as increased by any Excess Volume Adjustments in favor of BEF and decreased by any Excess Volume Adjustments in favor of SUN (such Excess Volume Adjustments being determined in accordance with Section 6.11 below).

     (W) means the year-to-date sum (for the Permanent Financing Year which includes the Month for which the Purchase Price is being determined), through the Month preceding the Month for which the Purchase Price is being determined, of the Floor Production Revenues.

     (Z) means the Floor Production for such Month.

(ii) The Purchase Price for volumes of MTBE delivered for such Month which are considered Non-Floor Production shall be the amount, stated in cents per gallon (rounded to the nearest hundredth of a cent - xx.xx cents), that results from x) multiplying the Market Price for such Month times such Non-Floor Production to determine Non-Floor Production revenues, y) increasing such revenues by any Excess Volume Adjustment in favor of BEF or decreasing such revenues by any Excess Volume Adjustment in favor of SUN (such Excess Volume Adjustment for such Month being determined in accordance with
     Section 6.11 below) and z) dividing such adjusted revenues by the Non-Floor Production for such Month.

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 12
August 14, 1995
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     (c) During any period subsequent to the fifth Contract Year or subsequent to the end of the period of Permanent Financing whichever ends later, the Purchase Price for volumes of MTBE delivered for such Month shall be the Negotiated Market Price for such Month (as defined in Section
         6.5 below).

6.3 The Market Price as used in Section 6.2 above shall be an amount stated in cents per gallon as follows:

     (a) For the first and second Contract Years - the Toll Fee Price (as defined in Section 6.3(c) below); provided, however, the 40.3 cents per gallon fixed component of such Toll Fee Price shall be reduced to 35.3 cents per gallon for the volume of MTBE delivered during such Months; and

     (b) For the period subsequent to the second Contract Year but no longer than the end of the period of Permanent Financing - the Toll Fee Price or, if SUN so elects and notifies BEF in writing prior to sixty days before the beginning of each such Contract Year, the Market Price for such Contract Year shall be the U. S. Gulf Coast Posted Contract Price as defined in Section 6.3(d) below;

     (c) For any Month, the Toll Fee Price shall be the amount, stated in cents per gallon (rounded to the nearest hundredth of a cent -- xx.xx cents), determined in the following manner:

         TOLL FEE PRICE =  A + (0.34 x B) + (12 x C) + 40.3

Wherein,

         (A) is the Normal Butane Posted Price for such Month, as defined in
             Section 6.4(a) below, and

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 13
August 14, 1995
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                (B) is the Methanol Price for such Month, as defined in Section
                    6.4(b) below, and

                (C) is a fraction, the numerator of which is the figure for the classification "All Items for All Urban Consumers" for Houston, Texas, as published by the U. S. Department of Labor, Bureau of Statistics for the most recent Month of June available at the date of billing and the denominator of which is the like figure for the Month of June, 1992.

     (d) For any Month, the U. S. Gulf Coast Posted Contract Price shall be the average price, stated in cents per gallon, posted during such Month by an appropriate and reliable publication (i.e. OPIS, Platts or other comparable source) as determined by agreement of SUN and BEF no later than sixty (60) days prior to the first day of the third Contract Year.

6.4 (a) For purposes of the Toll Fee Price described in Section 6.3 above, the Normal Butane Posted Price shall be, for any Month, the average, stated in cents per gallon (rounded to the nearest hundredth of a cent - xx.xx cents), of the daily average high and low prices for spot normal butane at Mont Belvieu during such Month as reported by the Oil Price Information Service (OPIS) for non-TET Sourced Barrels.

     (b) The Methanol Price for any Month shall be the amount, stated in cents per gallon (rounded to the nearest thousandth of a cent - xx.xxx cents), as determined by:

     Methanol Price = the average purchase price (delivered to U. S. Gulf Coast)
                      paid by BEF to acquire methanol consumed in the operation of the Facility for such Month.

     Methanol consumed in the operation of the Facility shall include such volumes as are properly allocable under the LIFO inventory method.

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 14
August 14, 1995
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6.5 The Negotiated Market Price described in Section 6.2 above, for any Month, shall be the price, stated in cents per gallon, determined in accordance with a mechanism to be negotiated in good faith by SUN and BEF no later than 120 days prior to the first day of the sixth (6th) Contract Year or 120 days prior to the end of the period of the Permanent Financing, whichever ends later. The mechanism so negotiated shall be designed to determine an appropriate market price that is reflective of the competitive market at that time for like-kind product of similar quality, quantity, delivery point and contract term and considering that a product location adjustment to the U.S. Gulf Coast, if applicable, has already been provided pursuant to Article VII. Such mechanism shall determine a price for MTBE before any deduction for marketing or other similar fees. In the event SUN and BEF cannot agree in writing to such mechanism prior to the date specified above, the mechanism shall be determined by arbitration in accordance with the provisions of Article XI of this Agreement. In the event a final decision of the arbitrators is not made prior to any period for which the Negotiated Market Price is applicable, then the U. S. Gulf Coast Posted Contract Price shall be utilized, during such period, as an interim price for the purpose of billing and payments hereunder and adjusted as appropriate within thirty (30) days after a final decision of the arbitrators is made.

6.6 On or before the first business day of each Calendar Month during the term of this Agreement, BEF shall advise SUN of BEF's forecast of the Purchase Price that will apply for such Calendar Month (the "Provisional Purchase Price"). As soon as possible after the end of each half Month, BEF shall submit to SUN its Provisional Invoice for Product delivered during such half Month with supporting documentation. Each such Provisional Invoice shall use the Provisional Purchase Price in effect for such calendar half Month. As soon as possible after the first day of each Month, but in no event later than twenty five (25) days, BEF shall submit to SUN its Adjusted Invoice for the preceding full Month. Such Adjusted Invoices shall use the Purchase Price in effect for the applicable Month and invoice or credit SUN for the difference in the amounts due for such Month using the Purchase Price and the amounts previously invoiced and paid using the Provisional Purchase Price.

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 15
August 14, 1995
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6.7 SUN shall make payment of the amount due to BEF pursuant to this Article by wire transfer of U. S. Funds and in legal tender of the U.S.A. net ten (10) days from receipt of BEF's invoice, whether Provisional or Adjusted. To the extent any Adjusted Invoice shows a credit due SUN from BEF, BEF shall pay SUN the amount of such credit by wire transfer in legal tender of the U.S.A. net ten
(10) days from issuance of such credit. Either Party may charge interest on amounts not paid when due at a rate equal to the lesser of the maximum legal rate in Texas or the rate publicly announced by Chemical Bank in New York, New York from time to time as its prime rate plus one percentage point (1%) from the date due until paid. In the event of any disagreement as to the quantity or quality of material delivered or received as stated on BEF's invoice, SUN shall have the right to withhold payment upon the portion of such invoice in dispute until the disagreement is resolved but shall pay promptly in the manner set forth above the non-disputed portion of such invoice. The Parties will use good faith efforts to resolve any remaining differences as promptly as possible.

6.8 In the event that (i) any payment for Floor Production to be made by SUN in accordance with the first sentence of paragraph 6.7 above is based on the sum of the Monthly Floor Price Revenues and, (ii) the sum of the Base Financing Levels (determined in accordance with Exhibit A attached) for the Months to date of such Permanent Financing Year (including the Month for which such payment is being made) exceeds such period's proportionate share of principal and interest payments on the Permanent Financing, then the amount of such excess (determined in 6.8(ii) above) shall not be due and payable at that time but deferred until the due date of the next succeeding invoice. In no event, however, shall such deferred amount be greater than the excess of (a) the sum of the Monthly Floor Price Revenues (determined in accordance with Exhibit A attached) for such period over (b) the sum of the monthly revenues for Floor Production that would result if the applicable Market Price were used for each Month of such period.

6.9 Except as otherwise expressly provided in Section 9.1, SUN agrees that during the Deferred Period its obligations to make all payments payable by it for Product

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 16
August 14, 1995
delivered to it in accordance with the terms of this Agreement are absolute and unconditional and are independent of its use or enjoyment of any Product or the performance by SUN of any of its obligations or the realization by SUN of the benefits sought by the transactions contemplated by this Agreement; and that during the Deferred Period, it will make all payments payable by it for such Product regardless of (a) any defense, claim, counterclaim, off-set, recoupment, abatement or other right existing or future (other than prepayments or other uncontested credits created by BEF in favor of SUN and arising in the ordinary course of business), which SUN may have against BEF or any other person; (b) any amendment, extension, supplement, acceleration, surrender, release, waiver, termination or modification of any indebtedness of BEF or any Affiliate thereof;
(c) any inaccuracy of any representation, warranty (other than the warranty contained in Section 8.2) or statement made by or on behalf of BEF or any other person; or (d) the bankruptcy, insolvency, reorganization, liquidation, dissolution, winding-up, arrangement, composition, readjustment of debt or similar event with respect to BEF or any Affiliate thereof.

6.10 The amount due for Off-Spec Product delivered each Month pursuant to
Section 5.3 above shall equal the quantity of such Off-Spec Product delivered during such Month multiplied by a price per gallon which reflects the price per gallon which would have been otherwise payable hereunder if such Off-Spec Product had met the minimum specifications set forth in Exhibit B, less a mutually acceptable discount reflecting the economic and market disadvantage suffered by SUN due solely to such Off-Spec Product's failure to meet such specifications.

6.11 In order to effectively price Excess Volume at the average Posted Spot Price, the Purchase Price computation performed pursuant to Section 6.2(b) above for the last Month of each Contract Quarter during the first five Contract Years, shall include an Excess Volume adjustment ("Excess Volume Adjustment"), in favor of SUN or BEF, as the case may be, determined by multiplying i) the Excess Volume for such Contract Quarter times ii) the difference per gallon, if any, between the average Market Price and the average Posted Spot Price for such Contract Quarter. If the average Posted


Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 17
August 14, 1995

Spot Price exceeds the average Market Price for such Contract Quarter, the Excess Volume Adjustment will be in favor of BEF, while, if the average Market Price exceeds the average Posted Spot Price for such Contract Quarter, the Excess Volume Adjustment will be in favor of SUN. During any Contract Quarter that includes both Floor Production and Non-Floor Production the Excess Volume Adjustment shall be applied proportionately to Floor Production and Non-Floor Production based on the volume of Floor Production and Non-Floor Production during such Contract Quarter. Furthermore, if the last Month of any Contract Quarter includes only Non-Floor Production, a retroactive adjustment to the previously calculated Purchase Price shall be made for each Month of such Contract Quarter in order to apply proportionately such Contract Quarter's Excess Volume Adjustment based on the volume of Floor Production and Non-Floor Production during each Month of such Contract Quarter. The average Market Price and the average Posted Spot Price for such Contract Quarter shall be determined by dividing the sum of the Market Price for each Month of such Contract Quarter and the sum of the Posted Spot Price for each Month of such Contract Quarter, respectively, by three.

6.12 (a) For each Month of the third and fourth Contract Years there shall be due hereunder, in addition to the amount determined pursuant to Section 6.1 above, a Price Reallocation Adjustment equal to the Contract Quantity delivered during such Month multiplied by 3.0 cents per gallon; provided, however, such Price Reallocation Adjustment shall only apply to the first 214,620,000 gallons of Product delivered during any such Contract Year.

     (b) For each Month of the fifth Contract Year there shall be due hereunder, in addition to the amount determined pursuant to Section 6.1 above, a Price Reallocation Adjustment equal to the Contract Quantity delivered during such Month multiplied by 4.0 cents per gallon; provided, however, such Price Reallocation Adjustment shall only apply to the first 214,620,000 gallons of Product delivered during such Contract Year and provided further that the 4.0 cents per gallon utilized herein shall be subject to further adjustment as set forth in Section 6.12(c) below.

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 18
August 14, 1995

     (c) The 4.0 cents per gallon adjustment provided in Section 6.12 (b) above shall be further adjusted by multiplying such 4.0 cents per gallon by an adjustment factor computed as follows:

                                    D - 354,240,000
               Adjustment Factor = (---------------) (2.5) - 1
                                      354,240,000

Wherein,

         (D) is the total gallons of Product (excluding Excess Volume) actually delivered during the first and second Contract Years;

     (d) BEF shall invoice SUN for the Price Reallocation Adjustment determined above on the same date as Adjusted Invoices are submitted to SUN as provided in
Section 6.6 above.

                   ARTICLE VII - PRODUCT LOCATION ADJUSTMENT

     During each of the Contract Years, BEF will reimburse SUN a product location adjustment on any volume of MTBE or Off-Spec Product delivered hereunder which is actually transported from the Delivery Point to a Texas Gulf Coast location equal to SUN's actual cost per gallon for such transport; provided, however, such product location adjustment on any volume actually transported to said location shall not exceed a cap equal to one and one half cents (1.5c) per gallon, twenty-five (25%) of such cap to be escalated by a fraction, the numerator of which is the figure for the classification "All Items for All Urban Consumers" for Houston, Texas, as published by the U. S. Department of Labor, Bureau of Statistics for the most recent Month of October available at the date of billing and the denominator of which is the like figure for the Month of October, 1994. Such payment shall be included as an Operating Expense for the purposes of determining Monthly Floor Price in accordance with Exhibit A attached. BEF will issue a credit invoice for the amounts due SUN for this adjustment on the same date and for the same volume of Product as invoices are submitted to SUN


Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 19
August 14, 1995
for Product as provided in Section 6.6 above. SUN may reduce the amounts it otherwise owes BEF under this Agreement for the amount of the credit invoices or otherwise request payment by BEF within ten (10) days of SUN's notification to make such payment.

                           ARTICLE VIII - WARRANTIES

8.1 Title. BEF warrants that at the time of delivery of the Product or any Off-Spec Product to SUN from BEF hereunder, BEF shall have good title and full right and authority to transfer all such material to SUN and that the title conveyed shall be good and its transfer shall be rightful and that such material shall be delivered free from any security interest or other lien or encumbrance.

8.2 Quality. BEF warrants that the material purchased by SUN from BEF hereunder shall conform at a minimum to the specifications set forth in Exhibit B hereto as amended except as provided in Sections 5.2 and 5.3 hereof.

8.3 THE FOREGOING WARRANTIES IN THIS ARTICLE VIII ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR IMPLIED OR IN FACT OR IN LAW, AND WHETHER BASED ON STATUTE, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. THE WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED AND DISCLAIMED. IF THE MATERIAL DELIVERED BY BEF IS OFF-SPEC, SUN'S EXCLUSIVE REMEDY FOR BREACH OF THE WARRANTIES SHALL BE LIMITED TO AN ADJUSTMENT OF THE PURCHASE PRICE AS SET OUT IN SECTIONS 5.3 AND 6.10 HEREOF FOR ANY MATERIAL SHOWN TO BE OTHERWISE THAN AS WARRANTED. NEITHER BEF NOR SUN SHALL BE LIABLE OTHERWISE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES FOR BREACH OF ANY WARRANTY OR OTHERWISE. NOTHING HEREIN SHALL LIMIT SUN'S LIABILITY TO BEF TO


Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 20
August 14, 1995

TAKE AND PAY FOR MATERIAL DELIVERED IN ACCORDANCE WITH THIS AGREEMENT.

     Mutual Indemnity. Each party shall indemnify and hold harmless the other party, its directors, officers, and employees or agents from and against any loss, damage, claim, cost, charge, or expense of any kind or nature including attorneys' fees and other costs of litigation, incurred by the other party in connection with injury to or death of any third person or damage to property of any third person arising, out of the indemnifying party's performance or non-performance under this Agreement, to the extent that such loss, damage, claim, cost, charge or expense is caused by the negligence, or willful misconduct of the indemnifying party, its directors, officers, employees or agents. In no event shall the indemnifying party be liable for more than S10,000,000 in any one occurrence.

8.4 The determination of suitability of Product for the use contemplated by SUN is the sole responsibility of SUN, and BEF shall have no responsibility in connection therewith.

               ARTICLE IX - FORCE MAJEURE AND FACILITY SHUTDOWN

9.1 Force Majeure. The term "Force Majeure", as used herein, shall include the following events when not within the control of the Party claiming suspension and when such Party is unable to prevent or overcome same by the exercise of diligence and dispatch: (a) with respect to BEF only, strikes, lockouts, or other labor disturbances, and (b) with respect to either Party, wars, blockades, insurrections, or acts of the public enemy; epidemics, landslides, lightning, earthquake, fires, storms, hurricanes, floods, washouts, or other acts of God; arrests and restraints of governments and people; federal, state or local laws, ordinances, rule or regulations; acts, orders, directives, or requisitions of any official or agency of the federal, state or local government; governmental rationing of or shortages of any material or equipment; riots or civil disturbances, fires, explosions, failures, disruptions, breakdowns, or accidents of or to

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 21
August 14, 1995
machinery, facilities or lines of pipe (whether owned, leased or rented); freezing of lines; embargoes, priorities, or expropriations by government or governmental authorities; interference by civil or military authorities, legal or defacto, whether purporting to act under some constitution, decree, law or otherwise; or any other cause of the kind herein enumerated which is not within the control of the Party claiming suspension and which such Party is unable to prevent by the exercise of diligence and dispatch. It is understood and agreed that the settlement of the strikes or lockouts shall be entirely within the discretion of BEF, and that the requirement that any Force Majeure event shall be remedied with diligence and dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of BEF. It is further agreed that a shutdown in whole or in part at any or all of SUN's refineries, shall not constitute a Force Majeure event. With respect to SUN, any or all of the above events or conditions, with the exception of strikes, lockouts or other labor disturbances, shall constitute "Force Majeure" entitling SUN to suspend its obligations in accordance with Section 9.2 if and only if the effect of such events or conditions is to render it impossible for SUN to deliver to Houston or Beaumont (via a commercially available transportation system) the Product delivered hereunder by BEF.

9.2 Notice and Effect of Force Majeure and Facility Shutdown. In the event either Party hereto is rendered unable, by reason of Force Majeure or Facility Shutdown, to carry out in whole or in part its obligations under this Agreement, other than the obligation to make payments of monies due hereunder, such Party shall give notice and full particulars of such Force Majeure or Facility Shutdown in writing by facsimile, telex or personal delivery to the other Party as soon as possible after the occurrence of such Force Majeure or Facility Shutdown. Such written notice or further written notice or notices shall contain full particulars of any such force majeure event. Upon the giving of notice of such event, the obligations of such Party (other than the obligation to make payments of monies due hereunder) shall, insofar as they are affected by such Force Majeure or Facility Shutdown, be suspended during the continuance of such condition, but for no longer period; and such cause, if Force Majeure, shall, as far as

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 22
August 14, 1995
possible, be remedied with all diligence and dispatch by the Party relying upon such Force Majeure to suspend its performance of such obligations.

9.3 Alternate Supply. During any period in which BEF is unable to deliver Product to SUN by reason of Force Majeure or Facility Shutdown. SUN shall be permitted to obtain Product from alternative sources and, in connection with arranging for supply from such alternative sources, SUN may rely upon BEF's representation of the expected duration of such Force Majeure or Facility Shutdown. During any period in which SUN is unable to take delivery of Product by reason of Force Majeure, BEF shall be permitted to make sales to alternative purchasers and, in connection therewith may rely upon SUN's representation of the expected duration of such Force Majeure.

9.4 Alternative Supply/Offtake. If the Facility is unable to deliver Product because of Production Shortfall, SUN shall have the right to contract with third parties for the volumes not available from the Facility.

     Upon learning of such Production Shortfall, SUN shall notify BEF of its intention to seek other sources of Product and BEF, within five (5) business days thereafter, shall give SUN its estimate for the anticipated duration and volumetric extent of the Production Shortfall.

     SUN may rely on BEF's estimate in negotiating contracts with such third party suppliers.

     If the Facility should thereafter produce, within the estimated duration of the downtime from the Production Shortfall, volumes of Product in excess of those estimated in the notice to SUN, SUN shall have the right, but not the obligation, to purchase such excess Product pursuant to this Agreement.

     If SUN does not elect to purchase the excess Product, BEF shall be permitted to sell or otherwise dispose of it to alternative parties.

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 23
August 14, 1995

                               ARTICLE X - TAXES

10.1 Taxes. The Purchase Price for the Product pursuant to Section 6.1 is net of all taxes, fees, duties or other similar charges imposed by governmental authority on the production, sale, or use of the Product. Upon receipt of reasonable evidence of BEF's payment thereof, SUN shall reimburse BEF for any such taxes, fees, duties and charges levied on the Product that BEF is required to pay. SUN's obligation does not apply to taxes levied on BEF and measured by net income, gross receipts or excess profits, nor to taxes or charges for which SUN claims exempt status under Section 10.2.

10.2 Exemptions. If SUN claims exemption from any existing, increased or new taxes or charges, SUN will furnish appropriate exemption certificates in accordance with the laws and regulations of the tax levying authority in effect at the time of delivery. Should such exemption be denied, SUN will assume and pay all such taxes or charges, together with penalties and interest, as may be assessed against BEF.

                           ARTICLE XI - ARBITRATION

11.1 All disputes or differences concerning the interpretation, application, performance or breach of any provision or provisions of this Agreement or the various agreements executed pursuant hereto shall be settled amicably between the Parties. If any such dispute or difference is not so settled; however, any Party shall have the right to refer it to arbitration for final settlement.

11.2 The Party demanding arbitration shall do so in writing setting forth a summary of the claims and nominating its arbitrator. Each Party will nominate one arbitrator and the two so chosen shall select a panel chairperson. Should they be unable to agree, the panel chairperson shall be selected by the chief judge from any court of competent jurisdiction.

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 24
August 14, 1995

                             ARTICLE XII - NOTICES

     All notices, requests, demands, directions and other communications provided for herein shall be in writing and shall be deemed to have been properly given or made if (i) delivered in person, sent by overnight courier, facsimile or tested telex to the applicable Party at the address for personal delivery indicated below; or (ii) mailed, postage prepaid, by certified or registered mail with return receipt requested, to the applicable Party at the address for mail indicated below:

                        BEF:   Belvieu Environmental Fuels
                               2727 North Loop West
                               P. 0. Box 4324
                               Houston, Texas 77210
                               Attention: Chairman, Management Committee
                               Fax: (713) 880-6570

                        SUN:   Sun Company, Inc. (R&M)
                               Ten Penn Center
                               1801 Market Street
                               Philadelphia, PA 19103
                               Attention: Manager, Product Supply
                               Fax: (215) 557-0685
                               Telex: RCA - 244941

     Notices given as aforesaid shall be deemed to have been given upon receipt or refusal of receipt by the addressee. Any Party may change its respective address, telex or facsimile number by giving written notice of such change to the remaining Parties in accordance with the terms of this Section.

                      ARTICLE XIII - TERM AND TERMINATION

13.1 Except as otherwise provided herein, this Agreement shall be in full force and effect from the date hereof and thereafter shall continue for an initial term of ten (10) years from the commencement of Initial Deliveries of Product hereunder or October 1, 1994, whichever is later.

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 25
August 14, 1995

13.2 The term of this Agreement shall automatically renew and be extended from year to year after the initial term, unless either Party shall give at least twelve (12) Months prior written notice to the other Party of its desire to terminate this Agreement effective as of the end of the initial term or any renewal term thereafter.

13.3 At any time after the fifth Contract Year, if the Permanent Financing for the Facility has been repaid, and SUN or its Affiliate(s) cease to own a partnership interest in BEF, SUN may terminate its obligations under this Agreement by obtaining a third party to assume SUN's right and obligations under this Agreement and by issuing written notification to BEF of its intent to terminate this Agreement.

13.4 This Agreement may be terminated by either Party upon thirty (30) days written notice given at any time prior to commencement of Initial Deliveries of Product hereunder in the event such Initial Deliveries have not commenced on or before October 1, 1996.

                 ARTICLE XIV - ASSIGNMENT; PARTIES IN INTEREST

14.1 Neither Party may assign its rights hereunder, either in whole or in part, without the prior written consent of the other Party, which consent will not be unreasonably withheld. Each Party agrees, as a condition to any assignment, transfer or conveyance, that it shall make the same subject to the terms and provisions hereof, and shall expressly require such assignee, transferee, or grantee, to assume in writing the duties and obligations imposed upon the assigning Party, insofar as the same affects such Party. Neither Party shall be relieved of its duties and obligations imposed hereby as a result of such assignment without the prior written consent of the other Party which consent will not be unreasonably withheld.

14.2 This Agreement shall be binding upon and inure to the benefit of the Parties, and, subject to the foregoing provisions of 14.1, their respective legal representatives, successors and assigns. Any assignment in violation of this Article shall be void.

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 26
August 14, 1995

14.3 Subject to the foregoing provisions of 14.1 and 14.2. nothing in this Agreement is intended to be for the benefit of, or may be enforced by, any third party.

                         ARTICLE XV - CONFIDENTIALITY

     (a) In connection with the performance of this Agreement, it may be necessary for SUN to disclose to BEF certain proprietary information of SUN including the consumption and production of Product by SUN (the "Proprietary Information"). The Proprietary Information, which shall be so labeled by SUN, is a commercial asset of considerable value to SUN, and SUN is not willing to disclose it except on the terms and conditions set forth in this Agreement.

     (b) BEF shall (i) keep confidential any and all Proprietary Information to which it is exposed, (ii) not disclose or make known, in whole or in part, to anyone else any of the Proprietary Information, except as specified below; and
(iii) not use any of the Proprietary Information except to perform under this Agreement. BEF may allow access to any Proprietary Information furnished hereunder only to those of its personnel who have a need to know the same for the performance of this Agreement and who have entered into a non-disclosure and limited use agreement with BEF which makes each such person at least as obligated to BEF as BEF is to SUN under this Agreement with respect to such Proprietary Information. Copies of said non-disclosure and limited use agreements shall be provided to SUN upon request.

     (c) The obligations of subsection (b) above shall not apply to any information that (i) BEF can prove was in its possession prior to the disclosure thereof by SUN; (ii) is or becomes available to the general public through no fault of BEF or BEF's personnel; or (iii) is disclosed to the recipient under no obligation of confidence by someone other than BEF.

     (d) The foregoing secrecy and non-use obligations shall survive for a period of ten (10) years following the expiration or termination of this Agreement.

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 27
August 14, 1995

                          ARTICLE XVI - GOVERNING LAW

16.1 This Agreement shall be subject to all applicable state and federal laws, and to all rules, regulations, orders, and directives of any federal, state or local governmental authority, agency, commission, or regulatory body in connection with any and all matters and things incident to this Agreement including those set out in Exhibit D attached hereto.

16.2 THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS.

                            ARTICLE XVII - DEFAULT

17.1 A Party is in default (an "Event of Default") under this Agreement upon the occurrence of any of the following events or conditions:

      (a) With respect to SUN, the failure of SUN (i) to make any payment required by this Agreement (whether to BEF or otherwise) or (ii) to lift, or otherwise purchase and physically accept the delivery of, Product at the Delivery Point in accordance with this Agreement, which failure is not cured or remedied within sixty (60) days of the written notice is given by BEF to SUN;

      (b) With respect to BEF, the unexcused failure of BEF to deliver Product to the Delivery Point in accordance with this Agreement, which failure has not been corrected, cured or remedied within sixty (60) days after written notice of such failure has been given by SUN to BEF; or

      (c) With respect to either Party, any significant material breach (other than any breach described in clauses (a) or (b) above in this Section 17.1), by such Party in the due performance of, or compliance with, any of such Party's obligations under this Agreement, which breach has not been corrected, cured or remedied within thirty (30)

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 28
August 14, 1995
days after written notice of such breach has been given to the breaching Party by the other Party; provided, however, that any such breach shall not constitute an "Event of Default" if such breach cannot be corrected, cured or remedied within such 30-day period and the breaching Party has instituted corrective action within such period and diligently pursues such action until the breach is corrected, cured or remedied, but in all events not more than 120 days from the date of the written notice of such breach.

17.2 If, at any time (a) during the first five (5) Contract Years of this Agreement or (b) prior to the date on which all of the Bank Obligations shall have been indefeasibly paid in full and in cash, whichever is later (the "Deferred Period"), an Event of Default shall have occurred and be continuing with respect to BEF under this Agreement, SUN will have, as its sole exclusive remedies, (i) the right, directly or through a mutually acceptable designee (which acceptance will not be unreasonably withheld), to take over operation of the Facility under the terms and conditions of the existing Operating Agreement between BEF and its operator, after giving BEF and the agent under the Bank Loan Agreement fifteen (15) days prior written notice of the Event of Default, and
(ii) the right to initiate a claim for monetary damages as a result of such Event of Default; provided that prior to the end of the Permanent Financing, SUN will neither seek to collect on or otherwise enforce any judgment or award obtained in respect of such claim nor accept any payment in total or partial satisfaction or settlement of such claim without the prior written consent (which consent will not be unreasonably withheld) of the Required Lenders (as defined in its Bank Loan Agreement) and provided further that, during such time that SUN is prevented from exercising its rights to collect on or otherwise enforce its judgment herein, BEF shall waive any and all time limitations relating to SUN's right to execute on, collect or otherwise enforce such judgment or award. Should SUN elect this remedy, BEF will provide SUN with its cooperation and assistance in making the transition to the management of SUN or its mutual designee. If, during this same period, an Event of Default shall have occurred and be continuing with respect to SUN under this Agreement, BEF's remedies shall be those available at law or in equity.

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 29
August 14, 1995

17.3 Upon the occurrence and continuation of an Event of Default after the Deferred Period, the non-defaulting Party shall, in addition to any other rights or remedies available to it, have the right to terminate this Agreement at any time by giving ten (10) days' prior written notice of termination to the defaulting Party.

                     ARTICLE XVIII - ENTIRETY OF AGREEMENT

       This Agreement, including all exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the supply of Product, and shall supersede all prior agreements and understandings between the Parties with respect thereto and no amendments or modification of any provision of this Agreement shall be effective unless in writing and signed by both Parties. The Parties recognize that from time to time purchase orders, delivery instructions, invoices and similar documentation will be transmitted by each Party to the other to facilitate the implementation of this Agreement. Any terms and conditions contained in any of those documents which are inconsistent with the terms set forth in this Agreement shall be null, void and non-enforceable.

                          ARTICLE XIX - MISCELLANEOUS

       19.1 The captions and headings of the articles in this Agreement are for the convenience of the Parties and shall not be deemed or taken to constitute any part of any article or of this Agreement or to alter the content or affect the meaning or interpretation thereof in any way.

       19.2 Time is of the essence in this Agreement and in each and all of the provisions hereof, but the time for any act or performance required hereunder may be extended by written mutual agreement of the Parties or by a written waiver by the Party to which such act or performance is promised.

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 30
August 14, 1995

      19.3 No provision of this Agreement, nor any right or remedy hereunder or arising out of this Agreement, may be waived except by a writing signed by a duly authorized officer or representative of the Party against whom enforcement of such waiver is sought. No delay by either Party hereto in asserting or enforcing any of its rights or remedies hereunder or at law or in equity shall be deemed a waiver of such rights or remedies, nor shall a waiver by either Party hereto of any default of the other Party hereto be deemed a waiver of any other or subsequent default or of any provision hereof.

      19.4 If any section or provision of this Agreement shall be determined to be invalid by applicable law, then for such period that the same is invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 31
August 14, 1995

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized representatives effective as of the date first above written.

                                SUN COMPANY, INC. (R&M)

                                By:  /s/ [Signature appears here]
                                   ---------------------------------
                                Title: Senior Vice President


                                BELVIEU ENVIRONMENTAL FUELS:

                                LIQUID ENERGY FUELS CORPORATION

                                By:  /s/ [Signature appears here]
                                   ---------------------------------
                                Title: President


                                ENTERPRISE PRODUCTS COMPANY

                                By:  /s/ CHARLES J. ROTH
                                   ---------------------------------
                                Title: Executive Vice President


                                SUN BEF, INC.

                                By:  /s/ [Signature appears here]
                                   ---------------------------------
                                Title: Vice President

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 32
August 14, 1995

                                   EXHIBIT A

                          BELVIEU ENVIRONMENTAL FUELS
                               OFF-TAKE AGREEMENT

                       MONTHLY FLOOR PRICE DETERMINATION

Monthly Floor Price - For any Month the Monthly Floor Price shall be the amount, stated in cents per gallon (rounded to the nearest hundredth of a cent - xx.xx cents), that results from the following computation:

                                                X + Y
                        MONTHLY FLOOR PRICE =  ------
                                                  Z

Wherein:

(X) means the sum of BEF's Base Feedstock Costs, Base Turnaround Costs, Base Variable Expenses and Base Facilities Expenses minus BEF's Base By-product Revenues for such Month.

(Y) means the excess of the Base Financing Level over the Base Depreciation Adjustment for such Month.

(Z)  means the Floor Production for such Month.

DEFINITIONS
-----------

Base By-Product Revenue - means, for any Month the By-product Revenue for such Month prorated to the Floor Production for such Month on the basis of gallons of Floor Production to gallons of total deliveries of MTBE hereunder for such Month.

Base Depreciable Assets - means the amount shown on the books and records of BEF as depreciable assets as of the Start-Up date of the Facility, plus the sum of all capital

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 33
August 14, 1995
expenditures made or committed by BEF during the one year period immediately following the Start-Up date.

Base Depreciation Adjustment - means for any Month, the Depreciation Adjustment for the applicable Permanent Financing Year multiplied by a fraction, the numerator of which is that Months Floor Production and the denominator of which is 193,450,000.

Base Facilities Expenses - means, for any Month, the Projected Facilities Expenses for the remainder of the applicable Permanent Financing Year multiplied by a fraction, the numerator of which is that Month's Floor Production and the denominator of which is (i) the greater of total production of MTBE estimated to be produced (as estimated by BEF's Management Committee including all known adjustments) during the Permanent Financing Year or 193,450,000 gallons, minus
(ii) the sum of total production of MTBE for each Month of such Permanent Financing Year which preceded the Month for which Base Facilities Expenses is being determined.

Base Feedstock Costs - means, for any Month, the Feedstock Costs for such Month prorated to the Floor Production for such Month on the basis of gallons of Floor Production to gallons of total production of MTBE hereunder for such Month.

Base Financing Level - means for any Month, the Projected Financing Costs for the remainder of the applicable Permanent Financing Year multiplied by a fraction, the numerator of which is that Month's Floor Production and the denominator of which is (i) 193,450,000, minus (ii) total production during the Months preceding the Month of determination.

                                                  M
            BASE FINANCING LEVEL = L x  (-------------------)
                                           193,450,000 - N

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 34
August 14, 1995

Wherein,

     (L) means the Projected Financing Costs for the remainder of the Permanent Financing Year.

     (M)  means that Month's Floor Production

     (N) the total production during the Months of the Permanent Financing Year preceding the Month of determination.

No Base Financing Level is applicable during Months when all production is Non-Floor Production.

Base Turnaround Costs - means, for any Month, the Projected Turnaround Costs for the remainder of the applicable Permanent Financing Year multiplied by a fraction, the numerator of which is that Month's Floor Production and the denominator of which is (i) the total production of MTBE estimated to be produced (as estimated by BEF's Management Committee including all known adjustments) during the Permanent Financing Year, minus (ii) the sum of total production of MTBE for each Month of such Permanent Financing Year which proceeded the Month for which Base Turnaround Costs is being determined.

By-Product Revenue - means, as to any given period, the amount of total revenues associated with the sale by Seller of any by-products or services resulting from the operation of BEF's MTBE facility.

Base Variable Expenses - means, for any Month, the Projected Variable Expenses for the remainder of the applicable Permanent Financing Year multiplied by a fraction, the numerator of which is that Month's Floor Production and the denominator of which is (i) the total production of MTBE estimated to be produced (as estimated by BEF's Management Committee including all known adjustments) during the Permanent

Offtake Agreement (Amended and Restated Effective October 1, 1994)       Page 35
August 14, 1995

Financing Year, minus (ii) the sum of total production of MTBE for each Month of such Permanent Financing Year which preceded the Month for which Base Variable Expenses is being determined.

Depreciation Adjustment - For any Permanent Financing Year, means the following computation:

                                             1      A x .34
                  DEPRECIATION ADJUSTMENT =  -  X (---------)
                                             5        .66

Wherein,

        (A) is the excess of Base Depreciable Assets over the original amount of BEF's Permanent Financing.

This equation results in a proforma benefit to BEF's partners from the excess of depreciation over the amount of BEF's Permanent Financing. The Floor Price is designed to secure repayment of BEF's Permanent Financing except for such proforma benefits. If the statutory Federal income tax rate for corporations changes in the future from 34%, the multipliers stated above (.34 [the Tax Rate] and .66 [the reciprocal of the Tax Rate] will be adjusted accordingly from the date of such change.

In no event shall the Depreciation Adjustment exceed one-fifth (1/5) of an amount equal to seven percent (7%) of the original amount of the Permanent Financing.

Feedstock Costs - means, as to a given period, the total costs to BEF to acquire raw materials (isobutane and methanol) consumed, lost in normal operations or otherwise used in the operations of the Facility for such period including transportation and storage thereof. Feedstock Costs shall include such costs as are properly allocable under the LIFO inventory method for feedstock from inventory that is consumed, lost in normal operations or otherwise used in operations for such period, but will not

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August 14, 1995
include the cost of feedstock purchased for inventory, or lost in other than normal operations.

Projected Facilities Expenses - As used in the determination of Monthly Floor Price for any Month means, (i) the total operating expenses (excluding, for purposes of this definition, variable expenses, accruals for turnaround costs, financing costs and feedstock costs which are handled hereunder as Projected Variable Expenses, Projected Turnaround Costs, Projected Financing Costs and Feedstock Costs, respectively and further excluding depreciation and amortization of fixed assets) incurred or expected to be incurred in conjunction with the operations of the Facility as projected for that Permanent Financing Year in BEF's approved expense budget after all known actual and appropriate adjustments which are recognized by BEF's Management Committee, minus (ii) the sum of the Base Facilities Expenses for each of the Months of such Permanent Financing Year which preceded the Month for which the Monthly Floor Price is being determined.

Projected Financing Costs - as used in the determination of Monthly Floor Price for any Month means (i) the total payments of principal and interest (including bank fees) made or scheduled to be made on BEF's Permanent Financing as projected for that Permanent Financing Year in BEF's approved budget after all known actual and appropriate adjustments which are recognized by BEF's Management Committee, minus (ii) the sum of the Base Financing Levels for each of the Months of such Permanent Financing Year which preceded the Month for which the Floor Price is being determined.

Projected Turnaround Costs - As used in the determination of Monthly Floor Price for any Month means (i) the total Turnaround Costs (as defined in the Partnership Agreement) incurred (net of accrual reversals) or accrued, or expected to be incurred or accrued in conjunction with the operations of the Facility as projected for that Permanent Financing Year in BEF's approved expense budget after all known actual and appropriate adjustments which are recognized by BEF's Management Committee, minus (ii) the sum of the Turnaround Costs for each of the Months of such Permanent

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August 14, 1995

Financing Year which preceded the Month for which the Monthly Floor Price is being determined.

Projected Variable Expenses - As used in the determination of Monthly Floor Price for any Month means, (i) the total variable operating expenses incurred or expected to be incurred in conjunction with the operations of the Facility as identified and projected for that Permanent Financing Year in BEF's approved expense budget after all known actual and appropriate adjustments which are recognized by BEF's Management Committee, minus (ii) the sum of the Base Variable Expenses for each of the Months of such Permanent Financing Year which preceded the Month for which the Monthly Floor Price is being determined. For purposes of this definition, Projected Variable Expenses shall exclude future changes to the variable operating expenses which are deemed by agreement of the parties to be material and unusual in nature and not realistically expected by the parties to be incurred based on the original scope of operations of the Facility.

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August 14, 1995